EXHIBIT 5.1

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www.kirkland.com

August 17, 2023

Gladstone Capital Corporation

1521 Westbranch Drive, Suite 100

McLean, VA 22102

Re:                     Gladstone Capital Corporation – 7.75% Notes due 2028

We are issuing this opinion in our capacity as special legal counsel to Gladstone Capital Corporation, a Maryland corporation (the “Company”), in connection with the proposed issuance by the Company of up to $57,500,000 aggregate principal amount of 7.75% Notes due 2028 (the “Notes”), pursuant to (i) a Registration Statement on Form N-2 (Registration No. 333-261398) initially filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2021 under the Securities Act of 1933, as amended (as such registration statement is amended or supplemented, the “Registration Statement”), and (ii) the prospectus supplement to the prospectus contained in the Registration Statement (the “Prospectus Supplement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Notes, (ii) the Registration Statement, (iii) the Prospectus Supplement, (iv) the indenture, dated as of November 6, 2018 (the “Base Indenture”), which is filed as Exhibit 4.1 to the Registration Statement, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), (v) the fifth supplemental indenture (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of August 17, 2023, and (vi) a specimen form of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing

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Gladstone Capital Corporation

August 17, 2023

on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further qualifications, assumptions and limitations set forth below and assuming that the Indenture and the Notes have been duly authorized, executed and delivered by each of the Company and the Trustee, we are of the opinion that the Notes are binding obligations of the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the internal law of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

Gladstone Capital Corporation

August 17, 2023

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP